Exhibit 23(b)

The Board of Directors
Mid Ocean Limited


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the registration statement on Form S-8 of EXEL Limited of our report dated November 21, 1997, relating to the consolidated balance sheets of Mid Ocean Limited and subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of earnings, retained earnings, and cash flows for each of the years in the three year period ended October 31, 1997 and all related schedules, which report appears in the October 31, 1997 annual report on Form 10-K (as amended by Form 10-K/A filed June 26, 1998) of Mid Ocean Limited, and to the reference to our firm under the heading "EXPERTS".


/s/  KPMG PEAT MARWICK
Hamilton, Bermuda
August 7, 1998